Execution Version

                            ACCOUNT PLEDGE AGREEMENT

                                     between

                                JACOBS HOLDING AG

                                   as pledgor

                                       and

                                DEUTSCHE BANK AG

                                   as pledgee

                                    regarding

                the pledge of bank accounts with Deutsche Bank AG

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                                    CONTENTS

CLAUSE                                                                     PAGE
------                                                                     ----
RECITALS......................................................................3

1.   DEFINITIONS AND INTERPRETATION...........................................3

2.   PLEDGE AND PLEDGORS' OBLIGATIONS.........................................6

3.   ADMINISTRATION OF PLEDGED ASSETS.........................................6

4.   FURTHER UNDERTAKINGS OF THE PLEDGOR......................................8

5.   APPLICATION OF PROCEEDS..................................................8

6.   ENFORCEMENT..............................................................9

7.   CONTINUING SECURITY; RELEASE OF THE PLEDGED ASSETS......................10

8.   REPRESENTATIONS AND WARRANTIES..........................................10

9.   FURTHER ASSURANCES OF THE PLEDGOR.......................................11

10.  NO ASSIGNMENT OR TRANSFER BY PLEDGORS...................................11

11.  EFFECTIVENESS OF COLLATERAL; DISCHARGE OF SECURED DEBT..................12

12.  POWER OF ATTORNEY AND NOTICES...........................................12

13.  EXCULPATION.............................................................12

14.  EXPENSES AND TAXES......................................................13

15.  CURRENCY CONVERSION.....................................................13

16.  CONSENT BY BANK.........................................................13

17.  SEVERABILITY............................................................13

18.  WAIVERS AND MODIFICATIONS...............................................13

19.  COUNTERPARTS............................................................14

20.  LAW AND JURISDICTION....................................................14

SIGNATORIES..................................................................16

ANNEXES

Annex 1.0: Details of Pledgor's Account with the Bank........................15

                                                                               2
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THIS AGREEMENT (the "Agreement") is made BETWEEN:

1.      Jacobs Holding AG, Seefeldquai 17, 8008 Zurich as pledgor;

        (the "Pledgor" or "Jupiter" as the case may be)

2. Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main as pledgee ("DB" or the "Pledgee", as the case may be).

RECITALS

(A) Venture and DB have entered into a Bi-lateral Equity-Linked Contract in respect of Shares (as defined below) dated as of 06 December 2005 (the "Contract").

(B) The Pledgor has agreed to secure Venture's obligations under the Finance Documents (as defined below) by way of pledge of the Account and the assets deposited therein with the Bank (as defined below) in favour of the Pledgee.

IT IS AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

        In this Agreement:

        (a) "Account" means the bank account opened by the Pledgor with the Pledgee as further specified in Annex 1.0.

        (b)     "Astra" means Adecco S.A., Cheserex (CH).

        (c)     "Bank" means the Pledgee.

        (d) "Calculation Agent" has the meaning ascribed to it in the Contract;

        (e) "Collateral Rights" means all rights, powers and remedies of the Pledgee provided by this Agreement or by law.

        (f) "Custody Agreement" means the custody agreement dated on or about the day hereof between the Pledgor and DB.

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        (g)     "Dividends" means all dividend payments relating to the Shares resolved by a shareholders' meeting of Astra and effected by Astra whether in cash or in the form of additional shares in Astra (stock dividend) or in any other form.

        (h) "Enforcement" means the foreclosure or any other kind of realisation of the Pledged Assets.

        (i) "Event of Default" means an Event of Default as defined in the Contract.

        (j) "Finance Documents" means the Contract, the Share Pledge Agreement, the Other Share Pledge Agreement, the Custody Agreement, the Other Account Pledge Agreement and this Agreement.

        (k)     "Fixed Amount" has the meaning given to it in the Contract.

        (l) "including" means "including without limitation", not delimiting the term(s) to which the word relates to the example(s) thereafter mentioned.

        (m)     "Obligor(s)" means the Pledgor and Venture or any of them.

        (n) "Other Account Pledge Agreement" means the account pledge agreement dated on or about the day hereof between Venture as pledgor and DB as pledgee regarding the pledge of a certain bank account..

        (o) "Other Share Pledge Agreement" means the share pledge agreement dated on or about the day hereof between Venture as pledgor and DB as pledgee regarding the pledge of shares in Astra.

        (p) "Pledge" means a pledge pursuant to Art. 899 et seq. of the Swiss Federal Civil Code over the Pledged Assets in accordance with the terms of this Agreement.

        (q) "Pledged Assets" means any and all present and future assets, cash, cash equivalents, term deposits, call deposits, claims and other assets held by the Pledgor with the Bank in or in respect to the Account in Swiss francs or in foreign currency which are now or may at any time in the future be held in the Account and any rights pertaining to such Account.

        (r)     "Pledgee" means the Deutsche Bank AG.

        (s) "Secured Debt" means any and all present and future obligations and liabilities of any nature (whether actual or contingent, matured, liquidated or unliquidated and whether owed jointly or severally and whether as principal or surety or in any other capacity whatsoever) of each Obligor due, owing or incurred under or in connection

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                with the Finance Documents (or any of them) to the Pledgee or any receiver (including, without limitation, under any amendments, supplements or restatements of any of the Finance Documents) in any currency or currencies, in each case together with all interest accruing thereon whether before or after judgment, and all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or Enforcement of its respective rights under the Finance Documents or any other document evidencing or securing any such liabilities.

        (t) "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having the effect of Security.

        (u)     "Shares" means shares in Astra.

        (v) "Share Pledge Agreement" means the share pledge agreement dated on or about the day hereof between Pledgor as pledgor and DB as pledgee regarding the pledge of Shares.

        (w) "Venture" means Jacobs Venture AG, c/o Zehnder, Schatti + Partner AG, Zugerstrasse 76b, 6340 Baar (ZG).

1.2     INTERPRETATION

        In this Agreement:

        (a) references to any person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, (whether or not having separate legal personality), as well as to any of its successors, permitted assignees and transferees;

        (b) references to any agreement or document are references to that agreement or document as substituted, novated, supplemented, amended or changed (however fundamental, including, without limitation, accessions and changes to any facility provided or increases in their maximum amount), from time to time, in accordance with its terms but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of the Finance Documents;

        (c) references to Clauses and Annexes are references to, respectively, clauses of and annexes to this Agreement; and

        (d) words importing the plural shall include the singular and vice versa.

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2.      PLEDGE AND PLEDGORS' OBLIGATIONS

2.1     UNDERTAKING TO PLEDGE

        The Pledgor agrees (i) to pledge to the Pledgee all the Pledged Assets, including as at the date hereof, as continuing security for the Secured Debt until such time as the Secured Debt has been paid and discharged in full, and no further Secured Debt is capable of arising as further set out in Clause 7 and, therefore, (ii) to effect this Pledge on the date hereof.

2.2     EFFECTING OF THE PLEDGE

        For the purposes of effecting the Pledge under Clause 2.1, the Pledgor hereby pledges to the Pledgee the Pledged Assets. The Pledgee hereby accepts the Pledge. The Pledgor undertakes to execute all such instruments or documents and to take all appropriate steps for the purpose of perfecting the Pledge over the Pledged Assets.

2.3     CORPORATE APPROVALS

        On the date of this Agreement, the Pledgor has furnished to the Pledgee:

        (a) a copy of the resolutions of the board of directors of the Pledgor by which

                (i) the terms of and the transactions contemplated by this Agreement as well as the execution, delivery and performance of this Agreement is acknowledged and approved; and

                (ii) a specified person or persons are authorised, each individually, to conclude the negotiations, sign, execute and perform this Agreement and to conclude the negotiations, sign, execute and/or dispatch all documents and notices to be signed and/or dispatched in connection with this Agreement.

        (b) a certified copy of its articles of association and a certified extract from the commercial register in its respect.

3.      ADMINISTRATION OF PLEDGED ASSETS

3.1     ACCESS BY PLEDGOR

        (a) The Pledgor shall have no access to the Account and may not withdraw or dispose of the Pledged Assets held in the Account.

                                                                               6
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        (b)     If, on any Ex-Dividend Date, the Pledged Value exceeds the
                Minimum Collateral Value, then, at the written request of the Pledgor delivered to the Pledgee not less than two Business Days prior to such Ex-Dividend Date, the Pledgee shall release from the Pledge and transfer to the Pledgor's Account an amount equal to the Available Excess Amount.

        (c) If the Pledgor so requests the Pledgee in writing not later than 5 Business Days prior to the Maturity Date or the Early Termination Date or the Regulatory Termination Date (as these terms are defined in the Contract), the Pledgee shall apply all or any part of the Pledged Assets in or towards satisfaction of Venture's payment obligations under the Contract in respect of its termination on the Maturity Date, the Early Termination Date or the Regulatory Termination Date (as the case may be).

        (d) Upon request by the Pledgor the Pledgee shall release Pledged Assets from the Pledge constituted by this Agreement by transferring such Pledged Assets to one of the accounts pledged to the Pledgee pursuant to the account pledge agreements dated on or about the day hereof and made between the Pledgee and each of Klaus J. Jacobs, Renata I. Jacobs, Lavinia Jacobs, Nicolas Jacobs, Philippe Jacobs and Nathalie Jacobs, provided that such Pledged Assets shall at all times during such transfer remain pledged to the Pledgee.

        (e) The Pledgee shall, prior to an Event of Default, promptly disburse any amounts received in the Account in respect of cash dividend payments or nominal value re-payments in relation to the Shares pledged pursuant to the Share Pledge Agreement and not exceeding CHF 1.00 per Share per fiscal year of Astra, to the Pledgor's Account free of any objection, retention or set-off.

3.2     DEFINITIONS

        "Available Dividend Proceeds" means, at any time, the balance then credited to the Account, but only to the extent that it consists of the proceeds of Dividends paid in respect of Shares pledged pursuant to the Share Pledge Agreement.

        "Available Excess Amount" means, on any Ex-Dividend Date (as defined in the Contract), the lesser of:

        (a)     the Available Dividends Proceeds on such date; and

        (b) the amount by which the Pledged Value exceeds the Minimum Collateral Value on such date.

        "Exchange Property" has the meaning given to it in the terms and conditions of the Contract.

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        "Minimum Collateral Value" means, in respect of any Ex-Dividend Date,
        2.5 times the difference of (a) the Termination Notional Amount (as defined in the Contract) as of such Ex-Dividend Date less (b) the Remaining Cash Collateral as of such Ex-Dividend Date.

        "Pledged Value" means, on any Ex-Dividend Date, the product of the Total Number of Units and the VWAP per Unit on such Ex-Dividend Date.

        "Pledgor's Account" means such account of the Pledgor with a bank in Switzerland or Germany as it shall from time to time specify in writing to the Pledgee.

        "Relevant Exchange" has the meaning given to it in the terms and conditions of the Contract.

        "Remaining Cash Collateral" means, in relation to any Ex-Dividend Date, the amount of cash that will remain in the Account and subject to the pledge after the release from the Pledge of the Available Excess Amount in accordance with Clause 3.1(b).

        "Total Number of Units" has the meaning given to it in the terms and conditions of the Contract.

        "VWAP per Unit" means, in relation to any Ex-Dividend Date, the volume weighted average price of a Share (or, as the case may be, Exchange Property) quoted on the Relevant Exchange on such Ex-Dividend Date.

3.3     DIVIDEND PAYMENTS

        The Pledgor undertakes that, as from the Usufruct Maturity Date (as defined in the Share Pledge Agreement), it shall deposit any cash dividend payments or nominal value re-payments in excess of CHF 1.00 per Share received per fiscal year of Astra in relation to the Shares pledged pursuant to the Share Pledge Agreement in the Account.

4.      FURTHER UNDERTAKINGS OF THE PLEDGOR

        Except with the Pledgee's prior written consent the Pledgor shall not enter into any legal instrument relating to, or granting any lien, encumbrance, charge or other third party right over, or dispose of, or assign the Pledged Assets or take any other action with respect to the Pledged Assets that would jeopardize any rights of the Pledgee under the Pledge, or would jeopardize the Enforcement or the value of the Pledged Assets.

5.      APPLICATION OF PROCEEDS

        Any proceeds received hereunder by the Pledgee, after the security hereby constituted shall have become enforceable, in particular any proceeds received under Clause 6, shall

                                                                               8
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        be applied in accordance with the following order: (a) cost and expenses owed by the Obligors under the Finance Documents, (b) fees owed by the Obligors to the Pledgee under the Finance Documents, (c) unpaid
        (default) interest due under the Finance Documents and (d) any other debt due under the Finance Documents, in each case to the extent that they constitute Secured Debt.

6.      ENFORCEMENT

        (a) Upon the occurrence of an Event of Default, the Pledgee or any such other institution instructed by the Pledgee for this purpose, shall without any further prior notice or communication to the Pledgor or any other Obligor be entitled, at its discretion, to:

                (i) effect Enforcement by either (1) private realisation (Private Verwertung, including, without limitation, self-sale (Selbsteintritt)) of Pledged Assets or (2) enforcement proceedings pursuant to the Swiss Federal Statute on Debt Collection and Bankruptcy under the exclusion of Art. 41 of the Swiss Federal Statute on Debt Collection and Bankruptcy (waiver of the beneficium excussionis realis) and the parties hereto agree in advance that a "Freihandverkauf" shall be admissible;

                (ii) act as Pledgee contracting in its own name and in the name or for the account of third persons in private or official Enforcement;

                (iii) to instruct the Bank to do any of the foregoing for the account of the Pledgee.

        (b) Failure by the Pledgee to sell Pledged Assets or to exercise any right or remedy including, but not limited to, the acceptance of partial or delinquent payments, shall not result in any liability of the Pledgee and shall not prejudice any of the rights the Pledgee may have under this Agreement or the Finance Documents be a waiver of any obligation of the Obligors hereunder and/or thereunder.

        (c) Notwithstanding previous sales or transfers of Pledged Assets without formality or notice, the Pledgee retains the right at all times to take any measure it deems necessary or appropriate in accordance with the Swiss Federal Statute on Debt Collection and Bankruptcy.

        (d) In addition, the Pledgee shall, following the occurrence of an Event of Default, be entitled to set-off any claim it may have under the Finance Documents with the Pledgor's rights and claims towards the Bank regarding the Account and the Pledged Assets thereon.

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7.      CONTINUING SECURITY; RELEASE OF THE PLEDGED ASSETS

        (a) The Pledge constitutes a continuing security interest. The security created hereby shall only terminate and the Pledgee shall, subject to Clause 3, only be obliged to release the Pledged Assets or the remainder thereof if and once the Pledgee is satisfied that all the Secured Debt has been irrevocably paid in full and that all the agreements which might give rise to Secured Debt have been terminated.

        (b) Any Pledged Assets to be returned pursuant to the preceding paragraph upon termination of this Agreement shall be delivered net of any transfer taxes or other expenses in connection with such return or release. Neither the Pledgee will make or shall be deemed to have made any representation or warranty, whether express or implied, with respect to any Pledged Assets so delivered, except that any such Pledged Assets shall be delivered to the Pledgor free and clear of any third party right granted by the Pledgee.

8.      REPRESENTATIONS AND WARRANTIES

        Without prejudice and in addition to the representations and warranties under the Contract, which are incorporated herein by way of reference, the Pledgor represents and warrants to the Pledgee and undertakes during the subsistence of this Agreement as follows:

        (a) the Pledgor is, and will be, the sole, absolute legal and beneficial owner of its Pledged Assets and the Pledged Assets are and will continue to be free and clear of any Security (except as created under this Agreement) and/or any restriction on the ability to transfer or realise all or any part of the Pledged Assets.

        (b) All necessary governmental and other consents, approvals, licenses and authorisations to enable it to enter into this Agreement have been obtained and are, and will remain, in full force and effect.

        (c) The Pledgor has, and will have, the necessary power to enable it to enter into and perform its obligations under this Agreement and all consents, approvals, and authorisations have been obtained and corporate resolutions passed to make the Pledges valid, binding and enforceable in accordance with the terms of this Agreement.

        (d) The resolutions and corporate documents delivered in accordance with Clause 2.3 relating to it are correct, complete and in full force and effect as at the date hereof.

        (e) The obligations expressed to be assumed by the Pledgor under this Agreement are legal, valid, direct and unconditional obligations binding on it and enforceable against it in accordance with the terms thereof.

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        (f)     It is not necessary that (i) the Agreement be filed, recorded or enrolled with any court or other authority or (ii) any stamp, registration or similar tax be paid on or in relation to the Agreement.

9.      FURTHER ASSURANCES OF THE PLEDGOR

        (a) The Pledgor shall promptly do all things (including the delivery, transfer, assignment or payment of all or part of the Pledged Assets to the the Pledgee or its nominee(s)) and execute all documents that are required or expedient for the purpose of the exercise of Collateral Rights or securing or perfecting the Pledge.

        (b) The Pledgor undertakes to enter into and procure the perfection of additional pledge agreements, if and to the extent that a Pledge requires as a matter of law, the execution and perfection of a specific pledge agreement and/or any other action.

        (c) Upon the occurrence of an Event of Default, the Pledgor shall, upon demand from the Pledgee, execute all documents and do all other things that the Pledgee may require to facilitate the Enforcement.

        (d) The Pledgor undertakes to indemnify the Pledgee for any prejudice it may suffer as a result of the Pledgor's non-performance and/or breach of any terms, covenants or obligations under this Agreement and keep the Pledgee indemnified against and harmless from any and all losses, liabilities, costs and expenses incurred under or in connection with this Agreement or its Enforcement as a result of such non-performance or breach.

        (e) The Pledgor irrevocably agrees to the choice of the substantive laws of Switzerland as exclusive governing law of the Other Account Pledge Agreement.

10.     NO ASSIGNMENT OR TRANSFER BY PLEDGORS

        The rights and obligations of the Pledgor, the Beneficiary and the Pledgee under this Agreement may not be assigned or transferred except for assignments and transfers by the Pledgee upon prior written notice to the Pledgor, which shall be given as soon as reasonably practicable but in any case not later than 20 calendar days before such assignment or transfer, to any other entity belonging to the Deutsche Bank Group, Sonata Securites SA, Bluebird Securities SA and/or any other securitization vehicle established under Luxembourg law and designated by DB from time to time, provided, however, that such assignment can not be effected without the prior consent of the Pledgor if supported by an opinion of legal counsel or tax advisor the Pledgor informs the Pledgee that such assignment would be materially adverse to the interests of the Pledgor.

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11.     EFFECTIVENESS OF COLLATERAL; DISCHARGE OF SECURED DEBT

        (a) The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Pledgee may at any time hold for the Secured Debt or any rights, powers and remedies provided by law.

        (b) Until all Secured Debt which may be or become payable to the Pledgee under or in connection with the Finance Documents has been irrevocably paid in full and unless the Pledgee otherwise agrees, the Pledgor will not exercise any rights which it may have upon Enforcement (i) to be indemnified by an Obligor, (ii) to claim any contribution from any guarantor of the obligations of any Obligor under the Finance Documents and/or (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Pledgee under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with the Finance Documents by the Pledgee.

12.     POWER OF ATTORNEY AND NOTICES

        (a) The Pledgor authorises the Pledgee to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things that the Pledgee may consider to be requisite for carrying out any obligation imposed on the Pledgor under this Agreement or exercising any of the rights conferred on the Pledgee by this Agreement or by law, in particular in connection with a private realisation (Private Verwertung, including, without limitation, self-sale (Selbsteintritt)) provided that as long as no Event of Default has been declared the Pledgee agrees not to take any such step unless the Pledgee would have the right under this Agreement to request the Pledgor to take such step and the Pledgor has failed to take such step within 10 business days upon being notified of that failure and being requested to comply.

        (b) Any notices by the Pledgee to the Pledgor and/or the Beneficiary under this Agreement shall be sent by fax to Jacobs Holding AG, Seefeldquai 17, CH-8008 Zurich, fax nr. +41 44 388 6178 or such other fax number as the Pledgor may designate for such purpose from time to time.

13.     EXCULPATION

        The Pledgee shall not be liable for any breach of this Agreement except in the case of gross negligence or willful default upon its part. In particular, the Pledgee shall not be liable by reason of (a) taking or not taking any action under this Agreement or exercising any Collateral Right, (b) any neglect or default in connection with the Pledged Assets, or (c) the Enforcement or collection of all or any part of the Pledged Assets, except in case of proven wilful misconduct and gross negligence.

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14.     EXPENSES AND TAXES

        Each party shall bear the registration costs and stamp duties or other duties incurred by it in connection with the execution, perfection of the Pledge. In the event of an Enforcement of the Pledge hereby constituted or the exercise of any Collateral Right, the Pledgor shall reimburse and indemnify the Pledgee for any costs and expenses incurred by it. Any transfer or stamp duty taxes, incurred in connection with the Enforcement of the Pledge shall be borne and indemnified by the Pledgor.

15.     CURRENCY CONVERSION

        For the purpose of or pending the discharge of any of the Secured Debt, the Pledgee may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Pledgee considers appropriate. Any such conversion shall be effected at the Pledgee's spot rate of exchange for the time being for obtaining such other currency with the first currency.

16.     CONSENT BY BANK

        The Bank consents to the Pledge over the Account constituted by this Agreement and agrees that any right of set-off or pledge in favour of it shall be junior to the rights of the Pledgee under this Agreement.

17.     SEVERABILITY

        If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

18.     WAIVERS AND MODIFICATIONS

        (a) No failure on the part of the Pledgee to exercise, or delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Collateral Right preclude any further or other exercise of that or any other Collateral Right.

        (b) This Agreement may be terminated, amended or modified only specifically and in writing.

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19.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

20.     LAW AND JURISDICTION

        (a) This Agreement shall in all respects, including, without limitation, all the rights in rem aspects, be governed by, and construed in accordance with, the substantive laws of Switzerland.

                If and to the extent that the choice of the substantive laws of Switzerland is not recognized by the relevant court, this Agreement shall be governed by, and construed in accordance with, the substantive laws of the Federal Republic of Germany.

        (b) Each party submits to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zurich), Switzerland, venue being Zurich 1, with the right to appeal to the Swiss Federal Court (Eidgenossisches Bundesgericht) in Lausanne as provided by law, whose judgment shall be final, for all purposes relating to this Agreement. The Pledgee reserves the right to bring an action against the Pledgor at its place of domicile or before any other competent court.

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ANNEX 1.0: DETAILS OF PLEDGOR'S ACCOUNT WITH THE BANK

Account Number: [Deleted from the filing as confidential information]

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                                   SIGNATORIES

THE PLEDGOR

Place, Date: Zurich, 29.11.2005               JACOBS HOLDING AG


                                              /s/ M. Fiechter
                                              ----------------------------------
                                              Name: M. Fiechter


                                              /s/ C. Meyer
                                              ----------------------------------
                                              Name: C. Meyer


THE PLEDGEE:

Place, Date: Zurich, 8.12.2005                DEUTSCHE BANK AG


                                              /s/ Pierre-Alexis Renaudin
                                              ----------------------------------
                                              Name: Pierre-Alexis Renaudin
                                              Authorized signatory


                                              /s/ Gavan Gravesen
                                              ----------------------------------
                                              Name: Gavan Gravesen
                                              Authorized signatory

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